As filed with the Securities and Exchange Commission on February 11, 2005
                                                      REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            PHANTOM FIBER CORPORATION
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)




                DELAWARE                                04-2451506
--------------------------------------      ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

       144 FRONT STREET WEST, SUITE 580, TORONTO, ONTARIO, CANADA M5J 2L7
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

             2005 STOCK OPTION, SAR AND STOCK BONUS CONSULTANT PLAN
--------------------------------------------------------------------------------
                              (Full title of Plan)

             Jeffrey Halloran, Chief Executive Officer and President
                            Phantom Fiber Corporation
                        144 Front Street West, Suite 580
                        Toronto, Ontario, Canada M5J 2L7
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                  416.703.4007
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                      100 NORTH BROADWAY AVENUE, SUITE 2440
                       OKLAHOMA CITY, OKLAHOMA 73102-8608
                                 (405) 235-2111

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
Title of Securities       Amount to be               Proposed Maximum              Proposed Maximum              Amount of
to be registered          Registered(1)              Offering Price per Share(2)   Aggregate Offering Price      Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value           17,500,000 shares          $0.07                              $1,225,000               $144.19

(1) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.

         GENERAL. The Board of Directors adopted the 2005 Stock Option, SAR and Stock Bonus Consultant Plan (the "Plan") which authorized the Company through the Committee that administers the Plan (the "Committee") to grant non-qualified stock options with or without stock appreciation rights, SAR's and stock bonuses to consultants of the Company. There are 17,500,000 shares of Common Stock of the Company available for grant to participants designated by the Committee under the Plan. A description of the Plan appears below. Directors, officers and employees of the Company are not eligible to participate in this Plan

         DESCRIPTION OF THE PLAN. The Board of Directors has determined that it is necessary to retain consultants and to provide compensation and additional incentives for such consultants. The Plan permits the Committee the right to grant non-qualified stock options ("Stock Options") with or without stock appreciation rights ("SAR's"), SAR's and stock bonuses. The Board believes that the best interest of the Company will be served by combining the availability of both Stock Option s and SAR's in certain instances

         THE COMMITTEE. The Plan provides for the granting by the Committee of Options (with or without SAR's) and stock bonuses to consultants of the Company. The shares subject to the Plan will be registered at the Company's expense pursuant to the Securities Act of 1933, as amended (the "Act"), and applicable state securities acts, or will be issued by the Company pursuant to exemptions from the registration requirements of the Act and applicable state securities acts. The Plan is administered by the Committee composed of at least one member of the Board of Directors. The Committee administers and interprets the Plan and has authority to grant Options and stock bonuses to all eligible persons and determines at the time the Option is granted the number of shares granted under and the type of each Option or bonus, the purchase price, the option period and whether SAR's granted thereunder or at the time of exercise of the Option. Mr. Jeffrey Halloran, a director and the Chief Executive Officer of the Company, has been appointed as the initial sole member of the Committee.

         STOCK OPTIONS. The Plan provides for the issuance of non-qualified Stock Options which may be with or without SAR's, to consultants of the Company at any time prior to midnight January 30, 2007 for the purchase of shares of the Company's Common Stock from the 17,500,000 shares which have been set aside for such purpose. The Committee may grant Stock Options with or without SAR's for such number of shares to eligible participants as the Committee from time to time shall determine and designate. Shares involved in the unexercised portion of any terminated or expired Option may again be subjected to Options, provided that to the extent any Option in whole or in part is surrendered as the result of the exercise of a SAR, the shares subject to the surrendered portion of the Option will no longer be available for use under the Plan.

         The Committee is vested with discretion in determining the terms, restrictions and conditions of each Option. The option price of the Common Stock to be issued under the Plan will be determined by the Committee, provided such price may not be less than 85% of the fair market value of the shares on the date of grant. The fair market value of a share of the Company's Common Stock will be determined to be the closing price for such share on the date of grant in the over-the-counter market (NASD Electronic Bulletin Board) or other market upon which the Common Stock of the Company actively trades..

         Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option. Upon the exercise of a Stock Option, the option price must be paid in full, in cash or in Common Stock of the Company or a combination of cash and Common Stock of the Company.

         Stock Options granted under the Plan may not be exercised until six months after the date of the grant and rights under an SAR may not be exercised until six months after SAR's are attached to an Option if not attached at the time of the grant, except in the event of death or disability of the participant. Options are exercisable only by participants while actively employed as a consultant by the Company or a subsidiary except in the case of death or disability. In the case of disability and to the extent otherwise exercisable, Options may be exercised at any time within one year after the occurrence of disability. The personal representative of a deceased participant shall have one year from the date of death (but not beyond the expiration date of the Option) to exercise the exercisable portion of such Option to the extent that it has accrued on the date of death. If a Participant's employment as a consultant by the Company or its subsidiary terminates for any reason other than death or disability, any Option granted to such participant shall immediately terminate. However, a disabled participant or any other participant upon the occurrence of other special circumstances may, with the consent of the Committee, exercise an Option if the disability or other event causing termination of employment as consultant occurred on or after the six-month period following the date of grant, notwithstanding the fact that all installments with respect to such Option had not accrued at such date. If a participant dies or terminates as a consultant with the Company or its subsidiary by disability within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of an Option previously granted to such deceased or disabled participant. No Option may be exercisable after January 30, 2007. Subject to such conditions, Options will become exercisable by the participants in such amounts and at such times as shall be determined by the Committee in each individual grant. Options are not transferable except by will or by the laws of descent and distribution.

         STOCK APPRECIATION RIGHTS. Except in the case of death or disability, a SAR may not be exercised until six months after the date of grant but thereafter may be exercised and will terminate at such time as the Committee determines. SAR's are exercisable only upon surrender of part or all of the related Option to which they are attached. SAR's also terminate upon termination of the related Option. They may be exercised only by participants while employed as a consultant by the Company or its subsidiary, under the same terms and conditions as the Stock Options and like such Options, death or disability provide exceptions. See "Stock Options " above. A participant who terminates employment as a consultant by reason of disability or death within the six-month period following the date of grant of a SAR will automatically lose the SAR as well as the related Stock Option. However, a disabled participant, or any other participant upon the occurrence of other special circumstances, may, with the consent of the Committee, exercise a SAR if the disability or other event causing termination of employment as a consultant occurred on or after the six-month period following the date of grant notwithstanding the fact that all installments with respect to such SAR had not accrued as of such date. If a participant dies or becomes disabled which causes termination of employment as a consultant within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of a SAR previously granted to such deceased or disabled participant. Upon the exercise of a SAR, the holder is entitled (subject to the Committee's approval) to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related Option.

         The Committee has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or both and whether or not the SAR may be exercised by the participant. The Committee may deny the exercise of the SAR, if in the Committee's opinion, the performance by the participant is unsatisfactory or the conduct of the participant has been detrimental to the Company or one of its subsidiaries. The Committee has no authority to deny the exercise of the underlying Stock Option pursuant to the terms of the grant.

         The utilization of SAR's will require a charge to the Company's operations for each year for the appreciation of the rights which are anticipated will be exercised. The amount of a charge is dependent upon whether and the extent to which such rights are granted, and the amount, if any, by which the fair market value of the Company's Common Stock exceeds the option price provided for in the related Stock Option. A similar charge will be made for Stock Options without SAR's.

         ADJUSTMENTS. The total number of shares of the Company's Common Stock which may be purchased through all classes of Options under the Plan and the number of shares subject to outstanding Options and the related option prices will be adjusted in the cases of changes in capital structure resulting from a stock dividend, recapitalization, stock split, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction, except a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation (except a reorganization which has the effect of changing the Company's place of organization) will cause the Plan and any Option or SAR granted thereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation.

         TERMINATION AND AMENDMENT. The Plan terminates as of midnight on January 30, 2007, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors. Provided, that no action of the Committee may, without the approval of Board of Directors, increase the total amount of Common Stock which may be purchased under Options granted under the Plan; withdraw the administration of the Plan from the Committee; amend or alter the option price of Common Stock under the Plan; or change the manner of computing the spread payable by the Company to a participant upon the exercise of a SAR. No amendment, modification or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the optionee except as described under "Adjustments" above.

         FEDERAL INCOME TAX CONSEQUENCES FOR U.S. CITIZENS AND U.S. RESIDENTS. A participant receiving a Stock Option under the Plan will not be in receipt of U.S. income under the Code and the applicable Treasury Regulations thereunder, upon the grant of the Option. However, he will realize income at the time the Option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired on the date of exercise. The amount of income realized by a participant will be treated as ordinary income, and the Company will be entitled to deduct that same amount. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

         The granting of Stock Options with SAR's will not produce income under the Code and the applicable Treasury Regulations to the participant or and will not result in a tax deduction to the Company. Upon exercise of such rights, any cash a participant receives and the fair market value on the exercise date of any Common Stock received will be taxable to the participant as ordinary income. The amount of income recognized by a participant will be deductible by the Company. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration
Statement:

1. Form S-1 registration statement of the Company (formerly Pivotal Self-Service Technologies, Inc.); and

2. The Form 10-KSB annual report of the Company for its fiscal year ended December 31,2003

         All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

         All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

             Jeffrey Halloran, Chief Executive Officer and President
                            Phantom Fiber Corporation
                        144 Front Street West, Suite 580
                        Toronto, Ontario, Canada M5J 2L7
                                  416.703.4007

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Title 8, Chapter 1, Section 145 of the Delaware Corporation Law provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

         Article VIII of the By-Laws of the Company provides that the Company shall have the power to pay or reimburse any present or former director or officer of the Company any costs or expenses actually and necessarily incurred by that officer in any action, suit, or proceeding to which the officer is made a party by reason of holding that position, provided, however, that no officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. The Board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit or proceeding, whether formally instituted or not.

         At the present time, the Company does not have any officer-director liability insurance although permitted by Delaware law, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

            (3)(I) Certificate of Incorporation of the Company, filed as Appendix B to Exhibit 99.1 to the Company's Registration Statement on Form 10-SB, No. 1-15627 on February 17, 2000, is incorporated herein by reference.

            (3)(ii) Certificate of Amendment to Articles of Amendment of the Company is incorporated herein by reference to the Form 8-K current report of the Company filed January 19, 2000

            (3)(iii) ByLaws of the Company (formerly called Eieihome.com, Inc.), filed as Appendix C to Exhibit 99.1 to the Company's Registration Statement on From 10-SB, No. 1-15627 on February 17, 2000, is incorporated herein by reference.

            5.1         Opinion of Stephen A. Zrenda, Jr., P.C.

            10.1        2005 Stock Option, SAR and Stock Bonus Consultant Plan

            23.1        Consent of Stephen A. Zrenda, Jr., P.C.

            23.2        Consent of Mintz & Partners, L.L.P., Chartered
                        Accountants

         In addition, see the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act;
                           (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on February 10, 2005.

                            Phantom Fiber Corporation


                            By:  /s/ Jeffrey Halloran
                                 ---------------------------------------------
                                 Jeffrey Halloran, Chief Executive Officer,
                                 President and director


                             By: /s/ Vince Bulbrook
                                 ----------------------------------------------
                                 Vince Bulbrook, Chief Financial Officer


                             By: /s/ Gordon Fowler
                                 ---------------------------------------------
                                 Gordon Fowler, director

                            PHANTOM FIBER CORPORATION

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT


EXHIBIT NO.       DESCRIPTION
-----------       -----------

5.1               Opinion of Stephen A. Zrenda, Jr., P.C.

10.1              2005 Stock Option, SAR and Stock Bonus Consultant Plan

23.1              Consent of Stephen A. Zrenda, Jr., P.C.

23.2              Consent of Mintz & Partners, L.L.P., Chartered Accountants